Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT


1. Natural Gas Vehicle Development Company, Inc., a California corporation ("NGVDC").

2. Natural Gas Vehicle Development Company Southeast, Inc., a Georgia corporation which is a wholly-owned subsidiary of NGVDC.